Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated April 25, 2014 (including amendments thereto) with respect to the Common Stock of FairPoint Communications, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  April 25, 2014

MAGLAN CAPITAL LP			MAGLAN CAPITAL GP LLC

By:	/s/ Steven Azarbad		By:	/s/ Steven Azarbad
	Name:	Steven Azarbad		Name:	Steven Azarbad
	Title:	Managing Member of its General Partner		Title:	Managing Member